                                        Exhibit 99.1

Contact:
Investors:	Media:
Traci McCarty	Debra Charlesworth
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 455-7558	(415) 455-7451

BioMarin Announces Record Revenues in Second Quarter 2022; Increases Full-year 2022 Top and Bottom-line Guidance
•VOXZOGO™ $34 Million Contribution Drives Total Revenues of $534 Million in the Quarter; Total Revenues Grew 13% Year-Over-Year, Excluding Kuvan
•BioMarin Expects that ROCTAVIAN™ (valoctocogene roxaparvovec) for the Treatment of Severe Hemophilia A Will Be Approved in Europe in the Third Quarter; Re-Submission of Biologics License Application (BLA) in the U.S. Planned for September 2022

Financial Highlights (in millions of U.S. dollars, except per share data, unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2022	2021	% Change	2022	2021	% Change

Total Revenues	$533.8	$501.7	6%	$1,053.2	$987.7	7%

Net Product Revenues Marketed by BioMarin (1)	$480.4	$458.6	5%	$961.5	$876.3	10%

Vimizim Net Product Revenues	$173.3	$171.7	1%	$356.4	$329.9	8%
Naglazyme Net Product Revenues	$115.8	$118.8	(3)%	$243.8	$226.1	8%
Palynziq Net Product Revenues	$61.6	$59.0	4%	$116.5	$113.0	3%
Kuvan Net Product Revenues	$57.6	$78.8	(27)%	$116.9	$149.6	(22)%
Brineura Net Product Revenues	$37.7	$30.3	24%	$73.9	$57.7	28%
Voxzogo Net Product Revenues	$34.4	$—	n/a	$54.0	$—	n/a

Aldurazyme Net Product Revenues	$37.3	$28.1	33%	$61.7	$78.1	(21)%

GAAP Net Income	$27.7	$12.9		$148.5	$30.3
GAAP Net Income per Share – Basic	$0.15	$0.07		$0.80	$0.17
GAAP Net Income per Share – Diluted	$0.15	$0.07		$0.79	$0.16
Non-GAAP Income (2)	$109.4	$97.8		$214.6	$202.1

	June 30, 2022	December 31, 2021
Total cash, cash equivalents & investments	$1,522.3	$1,521.7
(1)    Net Product Revenues Marketed by BioMarin is the sum of revenues from Vimizim, Naglazyme, Palynziq, Kuvan, Brineura and Voxzogo for the three and six months ended June 30, 2022 and 2021, each calculated in accordance with Generally Accepted Accounting Principles in the United States (U.S. GAAP). Sanofi is BioMarin’s sole customer for Aldurazyme and is responsible for marketing and selling Aldurazyme to third parties.

(2)     Non-GAAP Income is defined by the Company as reported GAAP Net Income/Loss, excluding net interest expense, provision for (benefit from) income taxes, depreciation expense, amortization expense, stock-based compensation expense, contingent consideration expense and, in certain periods, certain other specified items. Refer to Non-GAAP Information beginning on page 9 of this press release for a complete discussion of the Company’s Non-GAAP financial information and reconciliations to the comparable information reported under U.S. GAAP.
SAN RAFAEL, Calif., August 3, 2022 – BioMarin Pharmaceutical Inc. (NASDAQ: BMRN) (BioMarin or the Company) today announced financial results for the second quarter ended June 30, 2022.
“Continued strong growth of VOXZOGO and solid contributions from our other franchises drove record revenues exceeding $1 billion in the first half of the year, leading us to increase our full-year 2022 top and bottom-line guidance,” said Jean-Jacques Bienaimé, Chairman and Chief Executive Officer of BioMarin. “We also achieved many other significant milestones in the second quarter, including the CHMP’s positive opinion for conditional marketing authorization of Roctavian, the first gene therapy to be recommended for approval in Europe for hemophilia A. Assuming a positive decision from the European Commission, BioMarin’s commercial organization is ready to launch Roctavian in Europe in the third quarter. Based on the updated multi-year hemostatic efficacy observed to date following treatment with a single intravenous administration of Roctavian, we are on-track to resubmit the BLA in the U.S. to the FDA this September.”
Mr. Bienaimé added, “In addition to continued robust demand for Voxzogo throughout the United States and Europe, underscored by today’s significant increase in full-year 2022 guidance for Voxzogo net product revenues to between $130 million and $160 million, we were thrilled to receive commercial approval in both Japan and Australia in the quarter. As we said previously, in 2022 we expect to return to double-digit revenue growth and profitability, and we are tracking to plan as demonstrated by record revenues in both the first and second quarters of this year.”
Financial Highlights:

•Total Revenues for the second quarter of 2022 were $533.8 million, an increase of 6% compared to the same period in 2021 despite continued erosion of the U.S. Kuvan market. The increase in Total Revenues was primarily attributed to the following:
•Voxzogo commercial sales due to new patients initiating therapy in Europe and the U.S. following regulatory approvals by the European Medicines Agency (EMA) and the U.S. Food and Drug Administration (FDA) in the third and fourth quarters of 2021, respectively.
•Higher Aldurazyme product revenues due to timing of product fulfillment to Sanofi. BioMarin Aldurazyme revenues are driven by the timing of when the product is released and control is transferred to Sanofi; partially offset by
•Lower Kuvan product revenues primarily due to generic competition as a result of the loss of exclusivity in the U.S., consistent with expectations.
•GAAP Net Income and Non-GAAP Income increased by $14.8 million and $11.6 million, respectively, for the second quarter of 2022 compared to the same period in 2021. The increase was primarily related to higher revenues partially offset by higher sales and marketing expenses to support the commercial launch of Voxzogo and pre-commercialization activities for Roctavian.
New Product Launches and Anticipated Approvals (Voxzogo and Roctavian)
•The global launch of Voxzogo is actively underway, with market access and reimbursement progressing as anticipated. As of June 30, 2022, there were an estimated 446 children being treated with commercial Voxzogo globally, as compared to an estimated 284 children as of March 31, 2022. Of the estimated 446 children being treated with Voxzogo as of the end of the second quarter, 282 were from countries outside the U.S. and 164 were from the U.S. As of June 30, 2022, there were 20 active markets contributing to Voxzogo sales.
•During the quarter, marketing authorization for Voxzogo was approved in both Japan and Australia, with commercial sales anticipated in these markets to begin in the third quarter of 2022. Japan accounts for approximately half of the 1,500 patient opportunity in the Asia-Pacific region.

•During the quarter, the Company provided a top-line update on the Phase 2 randomized, double-blind, placebo-controlled Voxzogo study in infants and young children up to five years of age with achondroplasia at the 2022 Endocrine Society Annual Meeting (ENDO). BioMarin intends to initiate discussions on the favorable results from the study with regulatory health authorities to discuss next steps regarding efforts to expand access to Voxzogo treatment for this younger age group.
•In the quarter, the Committee for Medicinal Products for Human Use (CHMP) adopted a positive opinion recommending conditional marketing authorization for Roctavian, for adults with severe hemophilia A. The Company expects a final approval decision, which is typically consistent with the CHMP recommendation, from the European Commission in the third quarter of 2022.
•BioMarin is targeting a BLA resubmission for Roctavian by the end of September 2022. Typically, BLA resubmissions are followed by a 6-month review procedure. However, the Company anticipates three additional months of review may be necessary based on the number of data read-outs that will emerge during the procedure.
•In July, at the International Society on Thrombosis and Haemostasis 2022 Congress, the Company reported that durable hemostatic efficacy was maintained over six years in the ongoing Phase 1/2 study with Roctavian in the 6e13vg/kg dose cohort, representing the longest duration of clinical observation with any gene therapy treatment for adults with severe hemophilia A.
Mid-stage Product Life Cycle Expansion Opportunities (Voxzogo and Roctavian)
•Also at the ENDO meeting, the investigator-initiated study with Voxzogo in children with selected genetic causes of short stature, preliminary 6-month results from 12 subjects demonstrated a positive response in all subgroups with interindividual variability. The 52-week study is ongoing, and is expected to complete in 2023.
•In the quarter, the Company’s interventional Phase 2 study with Voxzogo for the treatment of infants under the age of two who are at risk for foramen magnum compression completed enrollment. The study is investigating the safety of Voxzogo in infants at risk of requiring surgery to alleviate compression at the foramen magnum, the opening in the base of the skull through which the spinal cord passes. The study will also measure a secondary endpoint to evaluate the effect of Voxzogo on growth of the foramen magnum volume through MRI scans.
•Product expansion opportunities with Roctavian are supported by a number of clinical studies currently underway. The Phase 3b study to evaluate Roctavian with prophylactic corticosteroids has completed enrollment and is expected to read-out in early 2023. Two additional studies, one investigating Roctavian treatment in those with active or prior inhibitors, as well as one study investigating Roctavian in people with pre-existing antibodies against AAV5, are actively recruiting at sites around the world.
Earlier-stage Development Portfolio (BMN 255, BMN 331, BMN 351, BMN 349, BMN 293 (DiNA-001))

•BMN 255 for primary hyperoxaluria type 1, a subset of chronic renal disease: The Company was recently given permission by the FDA to move forward with the multiple ascending dose portion of the First-in-Human study with BMN 255. BioMarin believes the availability of a potent, orally bioavailable, small molecule like BMN 255 may be able to significantly reduce disease and treatment burden in certain people with chronic renal disease.

•BMN 331 gene therapy product candidate for Hereditary Angioedema (HAE): The Company announced that it has dosed patients in the Phase 1/2 HAERMONY study to evaluate BMN 331, an investigational AAV5-mediated gene therapy for people living with HAE.

•BMN 351 for Duchenne Muscular Dystrophy (DMD): Investigational New Drug application (IND)-enabling studies continue with BMN 351, an antisense oligonucleotide therapy for individuals with exon 51-skip-amenable DMD. BMN 351 was developed using familiar chemistry and superior biology, by targeting a novel, upstream, splice enhancer site demonstrating improved binding affinity and tolerability in preclinical models. Preclinical data suggest that restored expression of near-full-length dystrophin protein at levels of up to 40%

will convert phenotypes from rapid loss to durable preservation of strength and ambulation. BioMarin expects to file an IND for BMN 351 in the winter.

•BMN 349 for alpha-1 antitrypsin deficiency: Preclinical studies have demonstrated that BMN 349 is an orally bioavailable, small molecule that is titratable with rapid onset and high potency and efficacy. Preclinical results have strong implications for potential improvement of current management, particularly for severe liver disease requiring rapid action. BioMarin’s goal is to file an IND for BMN 349 in the second half of 2023.

•BMN 293 (formerly DiNA-001) for MYBPC3 hypertrophic cardiomyopathy (HCM): Preclinical studies are underway with BMN 293 following a collaboration announced in 2020 with DiNAQOR, a gene therapy platform company, to develop novel gene therapies to treat rare genetic cardiomyopathies. Mutations in MYBPC3 are the most common cause of inherited HCM. Early investigations suggest that gene therapy-mediated gene transfer can lead to widespread expression of the gene product, cardiac myosin-binding protein C (MyBP-C), in cardiac tissue, which can normalize relaxation kinetics and potentially ameliorate the disease phenotype in individuals suffering from cardiomyopathy. BioMarin’s goal is to file an IND for BMN 293 in 2023.
2022 Full-Year Financial Guidance (in millions, except %)

Item	Provided April 27, 2022			Revised August 3, 2022
Total Revenues	$2,050	to	$2,150	$2,060	to	$2,160
Vimizim Net Product Revenues	$650	to	$700	$655	to	$700
Naglazyme Net Product Revenues	$400	to	$440	$415	to	$450
Palynziq Net Product Revenues	$280	to	$310	$250	to	$275
Kuvan Net Product Revenues	$225	to	$250	$210	to	$235
Brineura Net Product Revenues	$145	to	$160	Unchanged
Voxzogo Net Product Revenues	$100	to	$125	$130	to	$160

Cost of Sales (% of Total Revenues)	23.0%	to	25.0%	22.5%	to	24.5%
Research and Development Expense	$665	to	$715	Unchanged
Selling, General and Administrative Expense	$790	to	$840	Unchanged

GAAP Net Income	$95	to	$135	$105	to	$145
Non-GAAP Income (1)	$350	to	$390	Unchanged
(1)    All Financial Guidance items are calculated based on U.S. GAAP with the exception of Non-GAAP Income. Refer to Non-GAAP Information beginning on page 9 of this press release for a complete discussion of the Company’s Non-GAAP financial information and reconciliations to the corresponding GAAP reported information.
BioMarin will host a conference call and webcast to discuss second quarter and year to date 2022 financial results today, Wednesday, August 3, 2022 at 4:30 p.m. ET. This event can be accessed through this link or on the investor section of the BioMarin website at www.biomarin.com.

U.S./Canada Dial-in Number: 800-231-0316	Replay Dial-in Number: 800-645-7964
International Dial-in Number: 314-696-0504	Replay International Dial-in Number: 757-849-6722
Conference ID: 8072033	Conference ID: 2361#
About BioMarin
BioMarin is a global biotechnology company that develops and commercializes innovative therapies for people with serious and life-threatening rare diseases and medical conditions. The Company selects product candidates for diseases and conditions that represent a significant unmet medical need, have well-understood biology and provide an opportunity to be first-to-market or offer a significant benefit over existing products. The Company’s portfolio consists of seven commercial products and multiple clinical and preclinical product candidates for the treatment of various diseases. For additional information, please visit www.biomarin.com.

Forward-Looking Statements

This press release and the associated conference call and webcast contain forward-looking statements about the business prospects of BioMarin Pharmaceutical Inc. (BioMarin), including, without limitation, statements about: the expectations of Total Revenues, Net Product Revenues, Research and Development Expense, Selling, General and Administrative Expense, Cost of Sales, GAAP Net Loss, Non-GAAP Income, and other specified income statement guidance for the full-year 2022; cash flows from operating activities; the timing of orders for commercial products; the timing of BioMarin’s clinical development and commercial prospects, including announcements of data from clinical studies and trials; the clinical development and commercialization of BioMarin’s product candidates and commercial products, including (i) BioMarin’s plans to re-submit a BLA for Roctavian to the FDA by the end of September 2022, (ii) BioMarin’s anticipated IND submission for BMN 351 in winter, (iii) BioMarin’s anticipated IND submission for BMN 349 in the second half of 2023, (iv) BioMarin’s collaboration with DiNAQOR to create gene therapies including BioMarin’s goal to file an IND for BMN 293 (formerly DiNA-001) in 2023, and (v) BioMarin’s plans to initiate discussions with regulatory health authorities to discuss next steps regarding efforts to expand access to Voxzogo for infants and young children up to five years of age with achondroplasia; the potential approval and commercialization of BioMarin’s product candidates, including Roctavian for the treatment of severe hemophilia A, and the timing of such approval decisions, including (i) the anticipated start of commercial sales of Voxzogo in Japan and Australia, (ii) the expectation of a final approval decision for Roctavian from the European Commission in the third quarter of 2022, (iii) the anticipated commercial launch of Roctavian in Europe in the third quarter of 2022 if the product candidate is approved and (iv) the duration of the FDA’s review procedure of our BLA resubmission for valoctocogene roxaparvovec; and the expected benefits and availability of BioMarin’s product candidates; and potential growth opportunities and trends, including that BioMarin expects (i) double-digit growth in revenues and profitability in 2022, and (ii) increasing access to Voxzogo as the product launch continues in future quarters.

These forward-looking statements are predictions and involve risks and uncertainties such that actual results may differ materially from these statements. These risks and uncertainties include, among others: BioMarin’s success in the commercialization of its commercial products, including BioMarin’s projected impact of the COVID-19 pandemic on its global revenue sources, including due to demand interruptions such as missed patient infusions and delayed treatment starts for new patients; results and timing of current and planned preclinical studies and clinical trials, as well as the potential impact of the COVID-19 pandemic on (i) BioMarin’s ability to continue such preclinical studies and clinical trials and (ii) the timing of such preclinical studies and clinical trials, and the release of data from those trials; BioMarin’s ability to successfully manufacture its commercial products and product candidates; the content and timing of decisions by the FDA, the European Commission and other regulatory authorities concerning each of the described products and product candidates, including the potential impact of the COVID-19 pandemic on the regulatory authorities’ abilities to issue such decisions and the timing of such decisions; the market for each of these products; actual sales of BioMarin’s commercial products and the impact that the COVID-19 pandemic may have on such sales; the introduction of generic versions of BioMarin’s commercial products, in particular generic versions of Kuvan; and those factors detailed in BioMarin's filings with the Securities and Exchange Commission (SEC), including, without limitation, the factors contained under the caption "Risk Factors" in BioMarin's Quarterly Report on
Form 10-Q for the quarter ended March 31, 2022 as such factors may be updated by any subsequent reports. Stockholders are urged not to place undue reliance on forward-looking statements, which speak only as of the date hereof. BioMarin is under no obligation, and expressly disclaims any obligation to update or alter any forward-looking statement, whether as a result of new information, future events or otherwise.
BioMarin®, Brineura®, Kuvan®, Naglazyme®, Palynziq®, Vimizim® and Voxzogo® are registered trademarks of BioMarin Pharmaceutical Inc., or its affiliates. RoctavianTM is a trademark of BioMarin Pharmaceutical Inc. Aldurazyme® is a registered trademark of BioMarin/Genzyme LLC. All other brand names and service marks, trademarks and other trade names appearing in this release are the property of their respective owners.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2022 and December 31, 2021
(In thousands of U.S. dollars, except per share amounts)

	June 30, 2022	December 31, 2021 ⁽¹⁾
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$619,802	$587,276
Short-term investments	489,945	426,599
Accounts receivable, net	466,507	373,399
Inventory	802,315	776,669
Other current assets	139,029	110,442
Total current assets	2,517,598	2,274,385
Noncurrent assets:
Long-term investments	412,503	507,793
Property, plant and equipment, net	1,049,464	1,035,461
Intangible assets, net	369,368	388,652
Goodwill	196,199	196,199
Deferred tax assets	1,448,912	1,449,075
Other assets	151,797	151,760
Total assets	$6,145,841	$6,003,325
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$434,773	$491,590
Short-term contingent consideration	29,954	48,232
Total current liabilities	464,727	539,822
Noncurrent liabilities:
Long-term convertible debt, net	1,081,047	1,079,077
Long-term contingent consideration	—	15,167
Other long-term liabilities	95,260	98,519
Total liabilities	1,641,034	1,732,585
Stockholders’ equity:
Common stock, $0.001 par value: 500,000,000 shares authorized; 185,452,454 and 183,912,514 shares issued and outstanding, respectively	186	184
Additional paid-in capital	5,272,666	5,191,502
Company common stock held by the Nonqualified Deferred Compensation Plan	(9,290)	(9,689)
Accumulated other comprehensive income	18,472	14,432
Accumulated deficit	(777,227)	(925,689)
Total stockholders’ equity	4,504,807	4,270,740
Total liabilities and stockholders’ equity	$6,145,841	$6,003,325

(1)    December 31, 2021 balances were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2021, filed with the U.S. Securities and Exchange Commission (SEC) on February 25, 2022.

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Six Months Ended June 30, 2022 and 2021
(In thousands of U.S. dollars, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
REVENUES:
Net product revenues	$517,660	$486,670	$1,023,185	$954,439
Royalty and other revenues	16,138	15,023	29,972	33,284
Total revenues	533,798	501,693	1,053,157	987,723
OPERATING EXPENSES:
Cost of sales	123,126	127,062	240,091	247,228
Research and development	158,190	161,107	319,026	309,832
Selling, general and administrative	196,835	184,161	391,454	358,479
Intangible asset amortization and contingent consideration	16,495	17,691	34,107	35,426
Gain on sale of nonfinancial assets, net	—	—	(108,000)	—
Total operating expenses	494,646	490,021	876,678	950,965
INCOME FROM OPERATIONS	39,152	11,672	176,479	36,758

Interest income	2,505	4,471	4,325	6,910
Interest expense	(3,859)	(3,817)	(7,665)	(7,621)
Other income (expense), net	(2,947)	1,830	(4,101)	1,337
INCOME BEFORE INCOME TAXES	34,851	14,156	169,038	37,384
Provision for income taxes	7,187	1,215	20,576	7,072
NET INCOME	$27,664	$12,941	$148,462	$30,312
NET INCOME PER SHARE, BASIC	$0.15	$0.07	$0.80	$0.17
NET INCOME PER SHARE, DILUTED	$0.15	$0.07	$0.79	$0.16
Weighted average common shares outstanding, basic	185,254	182,844	184,710	182,311
Weighted average common shares outstanding, diluted	187,448	185,427	191,096	185,089

BIOMARIN PHARMACEUTICAL INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Six Months Ended June 30, 2022 and 2021
(In thousands of U.S. dollars)
(unaudited)

	Six Months Ended June 30,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$148,462	$30,312
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,614	55,214
Non-cash interest expense	2,062	2,082
Amortization of premium on investments	3,070	1,878
Stock-based compensation	94,911	104,346
Gain on sale of nonfinancial assets, net	(108,000)	—
Deferred income taxes	3,455	1,204
Unrealized foreign exchange gain	(12,333)	(1,004)
Non-cash changes in the fair value of contingent consideration	1,338	4,488
Other	(18)	(376)
Changes in operating assets and liabilities:
Accounts receivable, net	(92,562)	17,420
Inventory	(1,431)	6,379
Other current assets	(12,001)	34,331
Other assets	9,149	321
Accounts payable and other short-term liabilities	(76,345)	(60,884)
Other long-term liabilities	(1,576)	585
Net cash provided by operating activities	10,795	196,296
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(55,971)	(48,106)
Maturities and sales of investments	311,598	348,941
Purchases of investments	(304,805)	(484,572)
Proceeds from sale of nonfinancial assets	110,000	—
Purchase of intangible assets	(2,739)	(6,400)
Other	—	(908)
Net cash provided by (used in) investing activities	58,083	(191,045)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercises of awards under equity incentive plans	29,493	27,640
Taxes paid related to net share settlement of equity awards	(44,377)	(38,731)
Payment of contingent consideration	(21,054)	—
Principal repayments of financing leases	(1,122)	(1,941)
Other	—	(381)
Net cash used in financing activities	(37,060)	(13,413)
Effect of exchange rate changes on cash	708	537
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	32,526	(7,625)
Cash and cash equivalents:
Beginning of period	$587,276	$649,158
End of period	$619,802	$641,533

Non-GAAP Information
The results presented in this press release include both GAAP information and Non-GAAP information. As used in this release, Non-GAAP Income is defined by the Company as GAAP Net Income/Loss excluding net interest expense, provision for income taxes, depreciation expense, amortization expense, stock-based compensation expense, contingent consideration expense and, in certain periods, certain other specified items, as detailed below when applicable. In addition, BioMarin includes in this press release the effects of these adjustments on certain components of GAAP Net Income/Loss for each of the periods presented. In this regard, Non-GAAP Income and its components, including Non-GAAP Cost of Sales, Non-GAAP Research and Development expenses, Non-GAAP Selling, General and Administrative expense, Non-GAAP Intangible Asset Amortization and Contingent Consideration, Non-GAAP Gain on the Sale of Intangible Asset and Non-GAAP Benefit From Income Taxes are statement of operations line items prepared on the same basis as, and therefore components of, the overall Non-GAAP measures.
BioMarin regularly uses both GAAP and Non-GAAP results and expectations internally to assess its financial operating performance and evaluate key business decisions related to its principal business activities: the discovery, development, manufacture, marketing and sale of innovative biologic therapies. Because Non-GAAP Income and its components are important internal measurements for BioMarin, the Company believes that providing this information in conjunction with BioMarin’s GAAP information enhances investors’ and analysts’ ability to meaningfully compare the Company’s results from period to period and to its forward-looking guidance, and to identify operating trends in the Company’s principal business. BioMarin also uses Non-GAAP Income internally to understand, manage and evaluate its business and to make operating decisions, and compensation of executives is based in part on this measure.
Non-GAAP Income and its components are not meant to be considered in isolation, as a substitute for, or superior to comparable GAAP measures and should be read in conjunction with the consolidated financial information prepared in accordance with GAAP. Investors should note that the Non-GAAP information is not prepared under any comprehensive set of accounting rules or principles and does not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. Investors should also note that these Non-GAAP measures have no standardized meaning prescribed by GAAP and, therefore, have limits in their usefulness to investors. In addition, from time to time in the future there may be other items that the Company may exclude for purposes of its Non-GAAP measures; likewise, the Company may in the future cease to exclude items that it has historically excluded for purposes of its Non-GAAP measures. Because of the non-standardized definitions, the Non-GAAP measure as used by BioMarin in this press release and the accompanying tables may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The following table presents the reconciliation of GAAP Net Income to Non-GAAP Income:
Reconciliation of GAAP Net Income to Non-GAAP Income
(In millions of U.S. dollars)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Guidance (1) Year Ending
	2022	2021	2022	2021	December 31, 2022

GAAP Net Income	$27.7	$12.9	$148.5	$30.3	$105.0	to	$145.0

Interest income (expense), net	1.4	(0.7)	3.3	0.7	7.0
Provision for income taxes	7.2	1.2	20.6	7.1	44.0
Depreciation expense	9.5	11.8	21.2	24.3	42.0
Amortization expense	15.6	15.5	31.2	30.9	63.0
Stock-based compensation expense	47.1	54.9	94.9	104.3	192.0
Contingent consideration expense	0.9	2.2	2.9	4.5	5.0
Gain on sale of nonfinancial assets, net	—	—	(108.0)	—	(108.0)
Non-GAAP Income	$109.4	$97.8	$214.6	$202.1	$350.0	to	$390.0
(1)    The adjustments/reconciling items included in the Guidance Year Ending December 31, 2022 column are presented to facilitate the reconciliation of Non-GAAP Income to its closest GAAP financial metric, GAAP Net Income. The Company notes that the specific amounts included in each reconciling line item above represent approximations of the underlying adjustments from GAAP Net Income to Non-GAAP Income, and that actual 2022 results for each reconciling line item may be different, in some cases materially, than the amounts listed above as a result of uncertainty regarding, and the potential variability of, those items.

The following reconciliation of the GAAP reported to the Non-GAAP information provides the details of the effects of the Non-GAAP adjustments on certain components of the Company’s operating results for each of the periods presented.
Reconciliation of Certain GAAP Reported Information to Non-GAAP Information
(In millions of U.S. dollars)
(unaudited)

	Three Months Ended June 30,
	2022				2021
		Adjustments				Adjustments
	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP

Cost of sales	$123.1	$—	$(4.8)	$118.3	$127.1	$—	$(6.1)	$121.0
Research and development	158.2	(5.3)	(13.6)	139.3	161.1	(7.1)	(20.8)	133.2
Selling, general and administrative	196.8	(4.2)	(28.7)	163.9	184.2	(4.7)	(28.0)	151.5
Intangible asset amortization and contingent consideration	16.5	(15.6)	(0.9)	—	17.7	(15.5)	(2.2)	—
Interest income (expense), net	(1.4)	1.4	—	—	0.7	(0.7)	—	—
Provision for income taxes	7.2	(7.2)	—	—	1.2	(1.2)	—	—
GAAP Net Income /Non-GAAP Income	$27.7	$33.7	$48.0	$109.4	$12.9	$27.8	$57.1	$97.8

	Six Months Ended June 30,
	2022				2021
		Adjustments				Adjustments
	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP	GAAP Reported	Interest, Taxes, Depreciation and Amortization	Stock-Based Compensation, Contingent Consideration and Other Adjustments	Non-GAAP

Cost of sales	$240.1	$—	$(9.1)	$231.0	$247.2	$—	$(12.6)	$234.6
Research and development	319.0	(12.7)	(30.8)	275.5	309.8	(14.6)	(38.3)	256.9
Selling, general and administrative	391.5	(8.5)	(55.0)	328.0	358.5	(9.7)	(53.4)	295.4
Intangible asset amortization and contingent consideration	34.1	(31.2)	(2.9)	—	35.4	(30.9)	(4.5)	—
Gain on sale of nonfinancial assets, net	(108.0)	—	108.0	—	—	—	—	—
Interest expense, net	(3.3)	3.3	—	—	(0.7)	0.7	—	—
Provision for income taxes	20.6	(20.6)	—	—	7.1	(7.1)	—	—
GAAP Net Income / Non-GAAP Income	$148.5	$76.3	$(10.2)	$214.6	$30.3	$63.0	$108.8	$202.1

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